EXHIBIT 99.1

Press Release	Source: Ignis Petroleum Group Inc.

Ignis Petroleum Group, Inc. Completes Equity Financing Deal to the Sum of $1.5 Million
Wednesday July 27, 8:00 am ET

DALLAS, July 27, 2005 (PRIMEZONE) -- Ignis Petroleum Group Inc. (OTC BB:IGPG.OB - News) announced today that it has successfully completed a private placement for $1.5 million with a private investment group. To date, a total of $1.2 million was received with the remaining balance to be in place by September 30th, 2005. This placement will provide funding for an upcoming well with an expectation to commence drilling in August of this year. This placement consists of 3,000,000 units at a value of $0.50 per unit. Each unit is comprised of one common share and one common share purchase warrant exercisable at $1.50 per share.

``I am extremely pleased to close this financing agreement which allows Ignis to proceed and further our oil & gas drilling plans,'' said Michael Piazza, CEO and President. ``This financing strengthens our liquidity and will allow us to accelerate our drilling activities.''

Ignis Petroleum Group Inc. is a Dallas-based oil and gas company engaged in the exploration, acquisition and development of crude oil and natural gas properties in the United States. Company management intends to focus on building an energy portfolio that combines low risk, high potential projects with higher yield, higher risk projects. The company focuses on prospects that result from new lease opportunities, new technology and new information. For further information visit http://www.ignispetro.com

Safe Harbor for Forward-Looking Statements: This release contains certain ``forward-looking statements'' as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil & gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.

Contact:
Ignis Petroleum Group, Inc
Robert Mintak, Investor Relations
(877) 700-1644
info@seacoveir.com
www.ignispetro.com
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Source: Ignis Petroleum Group Inc.